Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of A.M. Castle & Co. on Form S-3 of our report dated November 6, 2006 related to the financial statements of Transtar Intermediate Holdings #2, Inc. as of and for the years ended December 31, 2005 and 2004 appearing in the Current Report on Form 8-K/A of A.M. Castle & Co. dated November 7, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/DELOITTE & TOUCHE LLP

Los Angeles, California

April 23, 2007